Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Skypeople Fruit Juice, Inc. on Form S-3 (File No. 333-206353) and Form S-8 (File No. 333-206360) of our report dated March 31, 2015, with respect to our audit of the consolidated financial statements as of December 31, 2014 and for the year ended December 31, 2014, which report is included in this Annual Report on Form 10-K of Skypeople Fruit Juice, Inc. for the year ended December 31, 2015.

/s/ Armanino LLP
San Ramon, California
November 23, 2016